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                                                              EXHIBIT 4(b)(viii)

                     GE LIFE AND ANNUITY ASSURANCE COMPANY
           DEATH BENEFIT AVAILABLE AT DEATH OF ANNUITANT ENDORSEMENT
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The Policy to which this endorsement is attached is amended by deleting the
Death Benefit Available at Death of Annuitant provision in its entirety and adding the following:

Death Benefit Available at Death of Annuitant

If the death occurs prior to the Policy anniversary the Annuitant reaches age
81,
     * During the initial Death Benefit Period, as shown on the policy data pages, the Death Benefit will be the greater of items () and (b), where:
          (a) is the Account Value as of the date we receive due proof of death; and
          (b) is the total Purchase Payments received adjusted for any applicable premium tax and partial surrenders.
     * During any subsequent Death Benefit Period, as shown on the policy data pages, the Death Benefit will be the greatest of items (a), (b) and (c), where:
          (a) is the Account Value as of the date we receive due proof of death;
          (b) is the total Purchase Payments received adjusted for any applicable premium tax and partial surrenders; and
          (c) is the Death Benefit on the last day of the preceding Death Benefit Period, plus any Purchase Payments paid since then, adjusted for any applicable premium tax and any partial surrenders.

If the death occurs on or after the Policy anniversary the Annuitant reaches age 81,

     * If the deceased Annuitant was age 80 or younger on the Policy Date, the Death Benefit will be the greatest of items (a), (b) and (c), where:
          (a) is the Account Value as of the date we receive due proof of death;
          (b) is the total Purchase Payments received adjusted for any applicable premium tax and partial surrenders; and

          (c) is the Death Benefit on the last day of the final Death Benefit Period ending on or before the Policy anniversary the Annuitant reaches age 80, plus any Purchase Payments paid since then adjusted for any applicable premium tax and any partial surrenders.
     * If the deceased Annuitant was age 81 or older on the Policy Date, the Death Benefit will be the Account Value as of the date we receive due proof of death.

The Death Benefit will be adjusted for partial surrenders proportionately by the same percentage that the partial surrender (including any applicable surrender charges) reduces the Account Value.

When Death Benefit is Calculated at Death of Annuitant: The Death Benefit is calculated on the date that we receive due proof of death at our Home Office. Until we receive complete written settlement instructions satisfactory to us from the beneficiary, the calculated Death Benefit will remain allocated to the various Investment Options according to your last instructions. Therefore, the Death benefit will fluctuate with the performance of the underlying Investment Options.


For GE Life and Annuity Assurance Company,


                              /s/ Pamela S. Schutz

                                Pamela S. Schutz
                                   President